UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2011

Solera National Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-53181	02-0774841
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

319 S. Sheridan Blvd.

Lakewood, CO 80226

303-209-8600

(Address and telephone number of principal executive offices)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2011, Solera National Bancorp, Inc. (the “Company”) filed a Current Report on Form 8-K announcing the departure of Mark J. Martinez as Vice President of the Company and as Executive Vice President and Chief Lending Officer of Solera National Bank (the “Bank”), effective February 23, 2011.

On April 12, 2011, the Company and the Bank entered into a Separation Agreement (the “Agreement”) with Mr. Martinez.  Under the terms of the Agreement, Mr. Martinez will receive severance pay of $82,500, less applicable taxes and other withholdings, payable in thirteen equal installments to coincide with the Company’s and the Bank’s regular bi-weekly pay dates.  The Company has also extended the exercise period for Mr. Martinez’s outstanding vested stock options until September 30, 2013.

Pursuant to the Agreement, Mr. Martinez agrees (a) not to solicit business from, or interfere with any business relationship or transaction involving, any customer or client of the Bank or the Company for a period of two years; (b) not to interfere with or hire or attempt to hire any employee, agent or contractor of the Company or the Bank for a period of two years; and (c) to release all claims, if any, against the Company and the Bank (and their affiliates), as well as other customary provisions.

The description of the terms of the Agreement contained in this Current Report on Form 8-K/A does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached to this report as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01        Financial Statements and Exhibits.

(d)                                       Exhibits

Exhibit No.	Description

10.1	Separation Agreement by and between Solera National Bancorp, Inc., Solera National Bank and Mark Martinez.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Solera National Bancorp, Inc.
(Registrant)

Date: April 15, 2011	By:	/s/ Robert J. Fenton
	Name:	Robert J. Fenton
	Title:	Executive Vice President

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement by and between Solera National Bancorp, Inc., Solera National Bank and Mark Martinez.